Exhibit 99.1

FOR IMMEDIATE RELEASE

January 20, 2006

A. O. Smith announces record fourth quarter earnings of $.52 per share and reaches agreement to acquire GSW

Milwaukee, Wis.—Bolstered by record fourth quarter sales and operating earnings, A. O. Smith Corporation (AOS-NYSE) today announced full-year 2005 net earnings of $46.5 million or $1.54 per share. The company reported fourth quarter earnings of $.52 per share after an $.08 per share charge for restructuring and other expenses.

A. O. Smith also announced reaching agreement with the two majority shareholders of GSW Inc. on A. O. Smith’s pending acquisition of the Canadian-based company. The parties have agreed to a purchase price of $115 (Canadian) per share for the shares owned by the two majority shareholders and confirmed the price will be made available to all shareholders. This equates to a purchase price of approximately $393.5 million (Canadian).

A. O. Smith 2005 Earnings

A. O. Smith’s reported 2005 earnings include an after-tax charge of $12.9 million or $.42 per share for restructuring and other charges related primarily to repositioning activities in the company’s electric motor business during the second quarter of the year. Excluding the charge, 2005 net earnings were $59.4 million or $1.96 per share compared with 2004 earnings of $35.4 million or $1.18 per share.

Sales for the 12-month period ended Dec. 31, 2005, were a record $1.69 billion, slightly higher than 2004 sales of $1.65 billion.

-more-

Fourth quarter sales increased six percent to $434 million. Record fourth quarter net earnings of $16.0 million or $.52 per share included restructuring and other charges of $2.4 million after taxes, or $.08 per share. Excluding the charge, fourth quarter earnings were $18.4 million or $.60 per share, compared with fourth quarter 2004 earnings of $4.4 million or $.15 per share. The fourth quarter after-tax charge consisted of $1.7 million related to the company’s previously owned automotive and storage products operations and $.7 million for additional repositioning in the company’s electric motor business.

“The company made notable progress during 2005 in achieving improved profitability,” Chairman and Chief Executive Officer Paul W. Jones commented. “The Water Systems unit significantly improved its performance in 2005 with record operating earnings and a full-year operating margin of almost 10 percent. Electrical Products has taken significant actions to improve profitability with its repositioning program and is in a position to make further improvements this year.”

“While material and energy costs remained high throughout 2005, improved pricing, logistics management, and efficiency throughout our operations offset the higher costs,” Jones pointed out. “Two other bright spots during 2005 were the company’s generation of $188 million in operating cash flow and the continued strength at our Chinese water heater operation which recorded a 45 percent increase in sales.

“Overall, we were quite pleased with our performance in 2005 and excellent progress towards our longer-term objectives,” Jones commented.

Electrical Products

Full-year sales for the Electrical Products segment were approximately $861 million, unchanged from 2004, as softer unit demand was offset by improved pricing.

Operating earnings for 2005 were $42.3 million compared with $51.5 million in 2004. Adjusted for restructuring expenses of $12.6 million before taxes, primarily related to the closure of the company’s Bray, Ireland, motor facility, operating earnings were $54.9 million, representing a margin of 6.4 percent.

-more-

Fourth quarter sales of $209 million increased eight percent over the fourth quarter of 2004, reflecting higher sales of HVAC product driven by inventory replenishment related to a late season surge in the air conditioning market as well as the upcoming 13 SEER air conditioning efficiency mandate.

Fourth quarter operating earnings of $12.0 million were substantially higher than the $4.4 million earned in the fourth quarter of 2004. Adjusted for pretax restructuring expenses of $1.3 million, fourth quarter operating earnings were $13.3 million.

In November, the company completed its purchase of Yueyang Zhongmin Special Electrical Machinery Co., Ltd., a manufacturer of hermetic motors located in Yueyang City, Hunan Province, China. The company manufactures large hermetic motors used in commercial air conditioning applications and is expected to add between $.03 and $.05 to A. O. Smith’s earnings in 2006.

Water Systems

Water Systems 2005 sales of $833 million were five percent higher than 2004 due primarily to the 45 percent sales increase in China and improved pricing that more than offset a decline in unit volumes in the U. S. residential and commercial market.

Record operating earnings of $79.5 million were more than double the prior year as a result of a return to more normal gross profit margins, improved operating efficiencies, and incremental earnings from the significant increase in sales at the company’s China-based water heater operation

Operating margin rose to 9.5 percent from last year’s level of 4.6 percent.

For the quarter ended Dec. 31, 2005, sales increased six percent compared with the fourth quarter of 2004 due primarily to a 53 percent increase in sales in China.

Fourth quarter Water Systems operating earnings were $25.4 million, or 11.2 percent of sales. The fourth quarter operating performance resulted from the restoration of a more normal gross profit margin, the higher sales in China, improved manufacturing efficiency, and a $3 million LIFO benefit associated with lower inventory levels.

-more-

Cash Flow

The company generated significantly improved operating cash flow in 2005 of $188 million, up from $67 million in 2005. In addition to higher earnings, the significant improvement was largely driven by a $79 million year-over-year reduction in net working capital items.

The company’s debt-to-capital ratio of 22 percent benefited from the $188 million of operating cash flow and declined significantly compared with the 32 percent ratio recorded at the end of 2004.

GSW Acquisition

The agreement between A. O. Smith and the majority shareholders of GSW equates to a purchase price of approximately $393.5 million (Canadian) and is conditional upon A. O. Smith successfully completing its remaining due diligence review and negotiating definitive agreements. On Jan. 17, A. O. Smith received approval under the Investment Canada Act to proceed with the proposed acquisition; and the U. S. Justice Department and Canadian Competition Bureau have also favorably concluded their antitrust investigations. Under the agreement, A. O. Smith maintains the exclusive rights to pursue the acquisition of the majority shareholders’ shares. The company expects to complete due diligence and submit a tender offer for all outstanding GSW shares in February and, if successful, will target to conclude the transaction by the end of the first quarter.

GSW, with 2004 sales of approximately $580 million (Canadian), is comprised of two business segments – water heating and building products. The water heating segment manufactures and markets water heaters sold in the U.S. and Canada through its American Water Heater Company and GSW Water Heater subsidiaries. The water heater segment reported sales of approximately $540 million (Canadian) in 2004.

GSW’s Building Products business, with 2004 sales of approximately $40 million (Canadian), manufactures and markets vinyl rain ware systems primarily for North

-more-

American retail customers.

The company employs over 1,700 people at its three operating divisions in Canada and the United States. GSW is listed on the Toronto Stock Exchange under the symbols GSW.a and GSW.sv.b.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Standard Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

A. O. Smith has made forward-looking statements in this document pertaining to the planned acquisition of GSW that are subject to risks and uncertainties. Such statements include the expected timing of the acquisition. For all forward looking statements, the company cautions that important factors, such as satisfactory completion of due diligence and negotiation of definitive agreements, could cause actual events to differ.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a diversified manufacturer serving customers worldwide. It is one of North America’s largest manufacturers of electric motors, with a comprehensive line of hermetic, fractional horsepower, and integral horsepower motors for residential, commercial, and industrial applications. The company also is a leading manufacturer and marketer of residential and commercial water heating equipment, offering some of the best-known water heater brands in the industry. The company employs approximately 17,000 people at facilities in the United States, Mexico, England, Hungary, the Netherlands, and China.

A. O. SMITH CORPORATION AND SUBSIDIARIES

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended December 31		Year ended December 31
	2005	2004	2005	2004
Net sales	$434.0	$409.4	$1,689.2	$1,653.1
Cost of products sold	335.2	339.9	1,337.2	1,355.1

Gross profit	98.8	69.5	352.0	298.0

Selling, general and administrative	69.3	60.8	251.8	235.8
Restructuring and other charges	4.1	—	16.6	—
Interest expense	3.0	3.9	13.0	13.5
Other expense	0.4	0.3	1.9	1.2

	22.0	4.5	68.7	47.5
Tax provision	6.0	0.1	22.2	12.1

Net Earnings	$16.0	$4.4	$46.5	$35.4

Net Earnings Per Share of Common Stock (Diluted)	$0.52	$0.15	$1.54	$1.18

Average Common Shares Outstanding (000’s omitted)	30,687	29,968	30,282	29,913

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) December 31 2005	December 31 2004
ASSETS:

Cash and cash equivalents	$24.0	$25.1
Receivables	278.8	281.6
Inventories	225.4	233.5
Deferred income taxes	9.9	12.1
Other current assets	37.9	33.9

Total Current Assets	576.0	586.2

Net property, plant and equipment	356.9	358.8
Goodwill and other intangibles	323.5	313.2
Deferred income taxes	3.4	—
Other assets	32.9	55.8

Total Assets	$1,292.7	$1,314.0

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$205.1	$158.8
Accrued payroll and benefits	33.5	28.3
Product warranty	17.3	17.5
Long-term debt due within one year	6.9	8.6
Other current liabilities	44.8	33.2

Total Current Liabilities	307.6	246.4

Long-term debt	162.4	272.5
Other liabilities	99.4	105.0
Pension liability	110.4	87.9
Deferred income taxes	—	11.6
Stockholders’ equity	612.9	590.6

Total Liabilities and Stockholders’ Equity	$1,292.7	$1,314.0

A. O. SMITH CORPORATION

STATEMENT OF CASH FLOWS

(dollars in millions)

(unaudited)

	Year ended December 31
	2005	2004
Operating Activities
Net earnings	$46.5	$35.4

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation & amortization	52.8	53.9
Net change in current assets and liabilities	78.7	(24.1)
Net change in noncurrent assets and liabilities	8.5	(1.4)
Other	1.9	2.8

Cash Provided by Operating Activities	188.4	66.6

Investing Activities
Acquisition of business	(16.5)	(2.3)
Capital expenditures	(50.6)	(48.4)
Other investing activities	(4.5)	—

Cash Used in Investing Activities	(71.6)	(50.7)

Financing Activities
Long-term debt incurred	—	14.3
Long-term debt retired	(111.8)	(8.6)
Other stock transactions	12.9	3.0
Dividends paid	(19.0)	(18.2)

Cash Used in Financing Activities	(117.9)	(9.5)

Net increase / (decrease) in cash and cash equivalents	(1.1)	6.4
Cash and cash equivalents - beginning of period	25.1	18.7

Cash and Cash Equivalents - End of Period	$24.0	$25.1

A. O. SMITH CORPORATION AND SUBSIDIARIES

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended December 31		Year ended December 31
	2005	2004	2005	2004
Net sales
Electrical Products	$208.5	$193.6	$861.0	$860.7
Water Systems	227.8	215.8	833.3	792.4
Inter-Segment Sales	(2.3)	—	(5.1)	—

	$434.0	$409.4	$1,689.2	$1,653.1

Operating earnings
Electrical Products (1)	$12.0	$4.4	$42.3	$51.5
Water Systems	25.4	11.4	79.5	36.8
Inter-Segment earnings	0.1	—	(0.1)	—

	37.5	15.8	121.7	88.3

Corporate expenses (2)	(12.5)	(7.4)	(40.0)	(27.3)
Interest expense	(3.0)	(3.9)	(13.0)	(13.5)

Earnings before income taxes	22.0	4.5	68.7	47.5

Tax provision	6.0	0.1	22.2	12.1

Net earnings	$16.0	$4.4	$46.5	$35.4

(1) includes pretax restructuring and other charges of:	$1.3		$12.6
(2) includes pretax restructuring and other charges of:	$2.8		$4.0